ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis (918) 251-9121	(212) 896-1203
ebarker@kcsa.com

ADDvantage Technologies Announces Financial Results
for the Fiscal First Quarter of 2019
- - -
BROKEN ARROW, Oklahoma, February 12, 2019 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its financial results for the three month period ended December 31, 2018.

“Total revenues for the first fiscal quarter of 2019 declined 8% year over year. This was driven primarily by a 23% decline in sales in the Cable TV segment, which we recently announced would be sold to a company controlled by Dave Chymiak,” Joe Hart, President and CEO of ADDvantage Technologies, said. “We are pleased to report overall higher sales of 6% in the Telco segment as both Triton Datacom and Nave Communications entered the year with continued momentum, demonstrating strong business models and effective sales strategies.

“During the quarter we made meaningful progress with our strategic initiatives to improve efficiencies, generate new revenue streams and achieve sustainable, long term growth at the Company. We expect that these initiatives will be fully implemented in our fiscal fourth quarter.  Nave is already benefiting from its new warehousing and operations location at Palco Telecom, a world-class third-party logistics company, which will allow it to serve a much wider geographic customer base, streamline inventory and order fulfillment operations and improve shipping times across the U.S.  Equipment sales at Nave increased 27% year over year, reflecting the positive momentum gained from these initiatives. The move to Palco Telecom brought significant reductions in operating costs, which will be fully realized upon a final exit from the former facility in Jessup, MD.  Revenues from the recycling program were down $0.5 million when compared to the prior year but were in line with our expectations for this quarter.

“At Triton, we have initiated plans to move out of the existing Miami facility during the month of April and into a newly constructed facility in nearby Pembroke Park, Florida, which has the additional capacity needed to expand our equipment refurbishment business, which is our highest margin segment of Triton, and will support our plans to sell our equipment products into the telephone carrier market,” continued Mr. Hart.

“In fiscal year 2019, the focus for Nave Communications is on growing sales and margins from the used equipment business, introducing repair services as a new product line and reducing operating expenses as a result of the move to Palco Telecom. The focus for Triton Datacom in fiscal year 2019 is on growing sales and margins of both new and refurbished equipment, expanding the range of products offered within this business and diversifying its customer base by beginning to sell its products into the carrier telecommunications market.

“Moreover, following the acquisition of Fulton Technologies, Inc. and Mill City Communications, Inc., which closed on January 4, 2019, we have now entered the wireless infrastructure services market. This business, which operates under the recognized name Fulton Technologies, is servicing wireless carriers across the Southwest, Midwest and Northern Plains regions as they continue with their expansion of their 4G networks and begin grooming the network for the eventual migration towards 5G services. Fulton has the capability and credentials to upgrade wireless technologies on existing macro cell sites, build various models of small cells and owns a unique capability of provisioning temporary cell sites for wireless carrier emergencies and special events.

 “Fulton Technologies has direct contracts with the four major U.S. wireless carriers and the major wireless equipment manufacturers. These existing sales contracts, along with additional contracts with all of the major wireless telecommunications integrators, represent meaningful embedded revenue growth to the Company and are an exciting opportunity for us to immediately broaden our telecommunications offering and service new geographies.  In advance of closing on this acquisition, we performed our due diligence and identified several areas where we can make strategic improvements to further strengthen this business, which we will focus on in fiscal year 2019.  These would include building employee morale, improving supplier confidence and delivering increased resources to the blue-chip customer base in the wireless telecommunications industry.

“The planned sale of the Cable TV segment, which is anticipated to close in the third fiscal quarter 2019, will provide further stability to the business and improve our financial performance by enabling us to remain focused on further expanding and strengthening the Telco segment. We are excited about our plans for 2019 and look forward to advancing our strategic growth plan and building the value of the business,” concluded Mr. Hart.

Results for the three months ended December 31, 2018

Consolidated sales decreased 8% to $11.3 million for the three months ended December 31, 2018 compared with $12.3 million for the three months ended December 31, 2017.

The decrease in sales was in the Cable TV segment of $1.4 million, partially offset by an increase in the Telco segment of $0.4 million.

The decrease in Cable TV sales was due to a decrease in equipment sales and repair service revenue of $1.1 million and $0.3 million, respectively.

The increase in sales for the Telco segment was due to an increase in equipment sales of $0.9 million, partially offset by a decrease in recycling revenue of $0.5 million.  The increase in Telco equipment sales was due to Nave Communications of $0.7 million and Triton Datacom of $0.2 million.  The decrease in recycling revenue was due primarily to timing of recycling shipments in the first quarter compared to the prior year.

Consolidated gross profit decreased $0.5 million due primarily to lower gross profit realized from recycling revenue as a result of lower revenue in the first quarter of 2019.

Consolidated operating, selling, general and administrative expenses increased 4% to $3.8 million compared with $3.6 million for the three months ended December 31, 2017. The increase primarily consisted of additional audit and legal expenses associated with the Fulton Technologies asset acquisition and pending sale of the Cable TV segment.

The Company recorded a provision for income taxes of $0.1 million for the three months ended December 31, 2018, compared with $0.3 million for the three months ended December 31, 2017.

Net loss for the three months ended December 31, 2018, was $1.0 million, or $0.10 per diluted share, compared with a net loss of $0.7 million, or $0.07 per diluted share, for the same period of 2017.

Adjusted EBITDA for the three months ended December 31, 2018 was a loss of $0.6 million compared with income of $0.1 million for the same period ended December 31, 2017.

Cash and cash equivalents were $2.8 million as of December 31, 2018, compared with $3.1 million as of September 30, 2018.  As of December 31, 2018, the Company had inventory of $18.6 million, compared with $18.9 million as of September 30, 2018.

In October and November 2018, the Company paid off its outstanding term loans and line of credit totaling $2.6 million with its primary financial lender.  Therefore, the Company is no longer under its forbearance agreement.

In December 2018, the Company entered into another credit agreement with a different financial lender.  This credit agreement contains a $2.5 million revolving line of credit and matures on December 17, 2019.

The Company also made a $500,000 deposit on December 27, 2018 in connection with the net asset acquisition of Fulton Technologies, Inc. and Mill City Communications, Inc.

Earnings Conference Call
The Company will host a conference call on Tuesday, February 12th, at 12:00 p.m. Eastern Time featuring remarks by Joseph Hart, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, Scott Francis, Chief Financial Officer, and Don Kinison, President of the Telecommunications Division.   The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 1-888-394-8218 (domestic) or 1-323-701-0225 (international). All dial-in participants must use the following code to access the call: 9871921. Please call at least five minutes before the scheduled start time.
For interested individuals unable to join the conference call, a replay of the call will be available through February 26, 2019 at 1-844-512-2921 (domestic) or 1-412-317-6671 (international). Participants must use the following code to access the replay of the call: 9871921.  An online archive of the webcast will be available on the Company's website for 30 days following the call.
About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. Through the acquisition of Fulton, the Company will provide turn-key wireless infrastructure services, such as the installation and decommissioning of equipment on cell sites, for wireless carriers, national integrators, and equipment manufacturers supporting the wireless carriers.  In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.
ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications, Triton Datacom, and Fulton Technologies. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA as presented also excludes restructuring and impairment charges, other income, interest income and income from equity method investment.  Management believes providing Adjusted EBITDA in this release is useful to investors’ understanding and assessment of the Company’s ongoing continuing operations and prospects for the future and it is a used by the financial community to evaluate the market value of companies considered to be in similar businesses.  Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  Adjusted EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies.  In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,
	2018	2017
Sales	$11,272,286	$12,284,765
Cost of sales	8,430,724	8,903,610
Gross profit	2,841,562	3,381,155
Operating, selling, general and administrative expenses	3,796,680	3,646,823
Loss from operations	(955,118)	(265,668)
Interest expense	24,863	96,094
Loss before income taxes	(979,981)	(361,762)
Provision for income taxes	59,000	345,000

Net loss	$(1,038,981)	$(706,762)

Loss per share:
Basic	$(0.10)	$(0.07)
Diluted	$(0.10)	$(0.07)
Shares used in per share calculation:
Basic	10,361,292	10,225,995
Diluted	10,361,292	10,225,995

	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017
	Cable TV	Telco	Total	Cable TV	Telco	Total
Loss from operations	$(320,381)	$(634,737)	$(955,118)	$(188,500)	$(77,168)	$(265,668)
Depreciation	80,020	31,697	111,717	66,948	31,195	98,143
Amortization	−	266,775	266,775	−	313,311	313,311
Adjusted EBITDA	$(240,361)	$(336,265)	$(576,626)	$(121,552)	$267,338	$145,786

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	December 31, 2018	September 30, 2018
Assets
Current assets:
Cash and cash equivalents	$2,779,289	$3,129,280
Accounts receivable, net of allowance for doubtful accounts of $150,000	5,010,736	4,400,868
Income tax receivable	116,256	178,766
Inventories, net of allowance for excess and obsolete
inventory of $4,993,000 and $4,965,000, respectively	18,572,493	18,888,042
Prepaid expenses	386,789	264,757
Assets held for sale	‒	3,666,753
Total current assets	26,865,563	30,528,466

Property and equipment, at cost	6,292,171	6,294,152
Less: Accumulated depreciation	(4,324,319)	(4,276,024)
Net property and equipment	1,967,852	2,018,128

Investment in and loans to equity method investee	12,000	49,000
Intangibles, net of accumulated amortization	6,577,623	6,844,398
Goodwill	4,820,185	4,820,185
Other assets	683,418	134,443

Total assets	$40,926,641	$44,394,620

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,876,056	$4,657,188
Accrued expenses	1,277,431	1,150,010
Notes payable – current portion	‒	2,594,185
Deferred gain – current portion	138,380	‒
Other current liabilities	643,559	664,374
Total current liabilities	5,935,426	9,065,757

Deferred gain, less current portion	1,233,883	‒
Other liabilities	165,992	801,612
Total liabilities	7,335,301	9,867,369

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,861,950 and 10,806,803 shares issued, respectively; 10,361,292 and 10,306,145 shares outstanding, respectively	108,620	108,068
Paid in capital	(4,495,825)	(4,598,343)
Retained earnings	38,978,559	40,017,540
Total shareholders’ equity before treasury stock	34,591,354	35,527,265

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	33,591,340	34,527,251

Total liabilities and shareholders’ equity	$40,926,641	$44,394,620